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                [Indianapolis Power & Light Company Letterhead]



                                                                 August 29, 1997


                                   IMPORTANT

Dear Shareholder:

    Enclosed is important information about your investment and specifically pertaining to the following two items:


    (1) a proxy solicitation for vote to amend the Amended Articles of Incorporation (the "Articles") of Indianapolis Power & Light Company ("IPL") which will be considered at a Special Meeting of its Shareholders on August 29, 1997; and


    (2) an offer by IPALCO Enterprises, Inc. ("IPALCO") to purchase all outstanding shares of IPL's cumulative preferred stock.

    WE GREATLY APPRECIATE YOUR GIVING PROMPT ATTENTION TO THE ENCLOSED MATERIAL WHICH YOU ARE URGED TO READ IN ITS ENTIRETY.

    IPL's Articles presently limit its ability to issue securities representing unsecured indebtedness, including short-term debt, to no more than 20% of the aggregate of its capital, surplus and secured debt. This restriction limits IPL's flexibility in planning and financing its business activities. With flexibility and cost leadership being factors crucial to success in the new competitive utility environment, IPL may be placed at a disadvantage if this restriction is not removed from the Articles. The proposed amendment, as set forth and explained in the enclosed Offer to Purchase and Proxy Statement, would remove this limitation.

    IPALCO is offering to purchase all the outstanding shares of IPL's cumulative preferred stock concurrently with IPL's proxy solicitation. You must vote in favor of the proposed amendment in order to tender your shares. IPALCO's offer is conditioned upon the proposed amendment being approved and adopted at the Special Meeting. In addition, you have the right to vote for the proposed amendment regardless of whether you tender your shares. If you vote in favor of the proposed amendment and it is adopted, you will be entitled to receive from IPL a special cash payment in the amount of $1.00 for each share you vote, provided your shares have not been tendered. Instructions for tendering and/or voting your shares and information pertaining to the special cash payment are included in the enclosed material.


    In order to validly tender shares pursuant to the offer, preferred shareholders who acquire shares during the period beginning two days prior to August 29, 1997 (the "Record Date") and up to and including October 8, 1997 (the "Expiration Date") must obtain an assignment of proxy from the seller of such shares and vote such proxy in favor of the proposed amendment. In order to facilitate the transfer of shares during the period described above, the shares of each series of preferred will trade "with proxy" in the over-the-counter market. Settlement of all trades during the period described above should include an assignment of proxy from the seller.


    The Shares will trade, during the period which begins two days prior to the Record Date and which will end at the close of business on the Expiration Date, in the over-the-counter market under the symbols "INPOP" for the 4% Series, "INPOO" for the 4.20% Series, "INPOG" for the 4.60% Series, "INDPL" for the 4.80% Series, "INPOL" for the 6% Series, and "INPON" for the 8.20% Series, indicating that such Shares are trading "with proxy." A Preferred Shareholder who acquires Shares during this period must obtain, or have his or her authorized representative obtain, an assignment of proxy (which is included in
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the applicable Letter of Transmittal and Proxy) at settlement from the seller.
The National Association of Securities Dealers, Inc. and the Depository Trust Company have issued notices informing their members and participants that the Shares will trade "with proxy" and that settlement of all trades during the period described above should include an assignment of proxy from the seller.


    IPL intends in the near future to call the remainder of the 8.20% shares which are not acquired by IPALCO through the tender offer. However, the authorizing resolutions governing the 8.20% shares set the callable price at $101.00 per share which is less than the $102.00 per share offered through this tender offer.


    The October 1, 1997 preferred dividend payment will be made to each shareholder of record on September 19, 1997 regardless of whether such shareholder tenders his or her shares prior to the Record Date. Tendering shareholders will not be entitled to any dividends after the October 1, 1997 payment.

                            YOUR VOTE IS IMPORTANT.

    It is important to your interests that all shareholders, regardless of the number of shares owned, participate in the affairs of IPL. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY, WHICH IS INCLUDED WITHIN THE ENCLOSED LETTER(S) OF TRANSMITTAL AND PROXY FOR EACH RESPECTIVE SERIES OF CUMULATIVE PREFERRED STOCK, AND RETURN IT PROMPTLY TO THE DEPOSITARY IN THE ENCLOSED ENVELOPE. By signing and returning your proxy promptly, you are assuring that your shares will be voted.


    You are cordially invited to attend the Special Meeting which will be held at IPL's principal office, One Monument Circle, Indianapolis, Indiana, on Wednesday, October 8, 1997 at 4:00 o'clock P.M. (Eastern Standard Time).


    If you have questions or need assistance regarding how to tender and/or vote shares, the proposed amendment, the Special Meeting or IPALCO's offer, please call IPL, Shareholder Services, at (312) 261-8394 or 1-800-877-0153.

    Thank you for your continued interest in IPL.


                                          Sincerely,


                                          /s/ JOHN R. HODOWAL
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                                          John R. Hodowal
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER